UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

RADIUS HEALTH, INC.

(Name of Subject Company)

RADIUS HEALTH, INC.

(Name of Person(s) Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

750469207

(CUSIP Number of Common Stock)

G. Kelly Martin

President and Chief Executive Officer

Radius Health, Inc.

22 Boston Wharf Road, 7th Floor

Boston, Massachusetts 02210

(617) 551-4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

With a copy to:

Zachary Blume

Marc Rubenstein

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 of the Current Report on Form 8-K filed by Radius Health, Inc. on June 27, 2022 is incorporated herein by reference.